Exhibit (a)(2)

GMO SERIES TRUST

AMENDMENT NO. 1

TO

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, constituting at least a majority of the trustees of GMO Series Trust, a Massachusetts business trust created and existing under an Amended and Restated Agreement and Declaration of Trust dated June 22, 2016 (the “Declaration of Trust”), as amended from time to time, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts, having determined to establish and designate a new Class of Shares, Class PS, do hereby direct that this Amendment No. 1 be filed with the Secretary of The Commonwealth of Massachusetts and do hereby amend the Declaration of Trust by amending and restating Schedule 3.6B of the Declaration of Trust in its entirety as attached hereto.

The foregoing amendment shall become effective upon its execution by a majority of the Trustees of GMO Series Trust.

IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns this 29th day of September, 2016.

/s/ Maria. D. Furman
Maria D. Furman
Trustee

/s/ Joseph B. Kittredge, Jr.
Joseph B. Kittredge, Jr.
Trustee

/s/ Sandra Whiston
Sandra Whiston
Trustee

Schedule 3.6B to Declaration of Trust

Series

Class PS

Class R1

Class R2

Class R3

Class R4

Class R5

Class R6